Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into this 11th day of July 2013 and made effective as of February 3, 2013 (the “Effective Date”) between Guess?, Inc., a Delaware corporation (the “Company”), and Paul Marciano (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive is a co-founder of the Company and the Company and the Executive are parties to that certain Amended and Restated Executive Employment Agreement dated as of December 18, 2008 (the “Prior Agreement”).
WHEREAS, the Company and the Executive wish to replace the Prior Agreement upon the terms set forth in this Agreement effective as of the Effective Date.
WHEREAS, the Company recognizes that the Executive's talents and abilities are unique and have been integral to the success of the Company.
WHEREAS, the Executive is willing to commit himself to serve the Company on the terms and conditions herein provided.
WHEREAS, the Company wishes to continue to retain the services of the Executive and anticipates that the Executive's contribution to the growth and success of the Company will continue to be substantial.
NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	POSITION/DUTIES.
(a)During the Employment Term (as defined in Section 2 below), the Executive shall serve as the Company's Chief Executive Officer and as Vice Chairman of the Board of Directors. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall designate that are consistent with the Executive's position as Chief Executive Officer. The Executive shall report exclusively to the Board. The Executive shall have authority as is appropriate to carry out his duties and responsibilities as set forth in this Agreement.
(b)During the Employment Term (as defined below), the Executive shall use the Executive's best reasonable efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and shall devote substantially all of the Executive's business time (excluding periods of vacation and other approved leaves of absence) as is reasonably necessary to such performance of the Executive's duties with the Company. Subject to Board approval, the Executive may serve on the board of directors or advisory boards of other for profit companies provided that such service does not create a potential business conflict or the appearance thereof. Nothing in this Agreement shall prevent the Executive from managing his family's personal investments so long as such activities do not materially interfere with the performance of the Executive's duties hereunder or create a potential business conflict or the appearance thereof.
(c)During the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the Executive's then-current term.
(d)The Company shall not relocate the Executive's principal place of business outside of the Los Angeles metropolitan area without the Executive's written consent.

(e)The Executive shall be provided with appropriate office and secretarial facilities in each of the Company's principal executive offices and any other location that the Executive reasonably deems necessary to have an office and support services in order for the Executive to perform his duties to the Company.
2.EMPLOYMENT TERM. The Executive's term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”) shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 7 hereof, ending on January 30, 2016 (the “Employment Term”).
3.BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than One Million Five Hundred Thousand Dollars ($1,500,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly; provided, however, that with respect to the Company's fiscal year ending February 1, 2014, only $1,000,000 of Base Salary shall paid to the Executive with the remaining $500,000 to be paid upon the earlier of (i) the Executive's separation from service (as defined in Section 8(d) below) with the Company or (ii) the Executive's death (the “Deferred Payment Date”). If payment is triggered by the Executive's separation from service, the payment shall be subject to the six-month delay provisions of the Company's Nonqualified Deferred Compensation Plan (the “NQDC Plan”). The Executive's Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement. Payment of the Executive's Base Salary in excess of the Base Salary that would be paid each applicable pay period at an annualized rate of $1,000,000 that becomes payable during the Company's fiscal years ending on January 31, 2015 and on January 30, 2016 under this Section 3 shall be deferred until the Deferred Payment Date (as defined above in this Section 3). Payments of Base Salary that are required to be deferred under this Section 3 shall be credited under and subject to the NQDC Plan and the Executive shall be entitled to select deemed investments for such amounts under and in accordance with the NQDC Plan. The deferral credit to the NQDC Plan with respect to the deferred portion of the Executive's Base Salary for the Company's fiscal year ending February 1, 2014 that results from the increase in the Executive's Base Salary pursuant to this Agreement and relates to the period of time prior to execution of this Agreement shall be credited to the NQDC promptly after execution of this Agreement.
4.ANNUAL INCENTIVE BONUS AND OTHER BONUSES. During the Employment Term, the Executive shall be eligible to participate in the Company's annual bonus and other incentive compensation plans and programs for the Company's senior executives at a level commensurate with the Executive's position. For each whole fiscal year (“Fiscal Year”) of the Company that begins on or after the Effective Date and ends not later than the expiration of the Employment Term, the Executive shall be eligible to earn an annual cash bonus (the “Bonus”) under the Company's Annual Incentive Bonus Plan, as amended and restated and as further amended from time to time (the “Bonus Plan”) and the Company's 2004 Equity Incentive Plan, or any successor thereto and as the applicable plan may be amended from time to time (the “Equity Plan”), based upon the achievement by the Company and its subsidiaries of performance goals for each such Fiscal Year established by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The range of the Bonus opportunity for each Fiscal Year (and, in lieu of a Bonus opportunity for the full Fiscal Year ending February 1, 2014, the last three quarters of the Company's 2014 Fiscal Year) will be as determined by the Compensation Committee based upon the extent to which such performance goals are achieved, provided that the annual target Bonus opportunity shall be at least 400% of the Executive's Base Salary (for each such year, the “Target Bonus”) with the potential payments based on performance ranging from 0% to 125% of the Target Bonus, subject to the maximum amount permitted under the Bonus Plan and the Equity Plan and the Compensation Committee's discretion to reduce the bonus below the maximum determined pursuant to the Bonus Plan or Equity Plan, as applicable. Each Bonus as described above that becomes payable to the Executive will be paid at the same time that bonuses are paid to other executives of the Company, but in any event within seventy-four (74) days after the conclusion of the Fiscal Year (or portion thereof, in the case of the last three quarters of the Company's 2014 Fiscal Year referred to above) to which such Bonus relates. The Compensation Committee may, in its sole discretion, award additional bonuses to the Executive. Any Bonus, as well any other bonus paid to the Executive by the Company, is subject to the terms of the Company's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of such award.
5.EQUITY BASED INCENTIVE AWARDS.
(a) TIME-BASED RESTRICTED STOCK UNITS. The Company shall grant the Executive Time-Based RSUs (as defined below) under the Equity Plan with respect to 100,000 shares of the Company's common stock (the “Initial Time-Based RSU Grant”) not later than July 11, 2013 using the form of Time-Based RSU award agreement attached hereto as Exhibit A. The Company will grant additional Time-Based RSUs to the Executive for the 2015 Fiscal Year and the 2016 Fiscal Year in such number of shares as determined by the Committee to be appropriate in its sole discretion. All grants of Time-Based RSUs following the Initial Time-Based RSU Grant shall be made subject to terms and conditions set forth in Exhibit A except to the extent required to comply with applicable law and except as appropriate to reflect the specific vesting schedule (it being intended that future Time-Based RSUs be subject to time-based vesting in annual installments over three years from the date of grant of the award, to the extent the applicable performance goal is satisfied), performance requirement, grant date and number of shares subject to the award. “Time-Based RSUs” means restricted stock units awarded under the Equity Plan that are subject to a time-based vesting requirement and, in order to preserve deductibility for the award under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a performance-based vesting condition established by the Committee with respect to the fiscal year (or portion thereof, as the case may be) for which such award is granted.
(b)PERFORMANCE SHARES. The Company shall grant the Executive Performance Shares (as defined below) under the Equity Plan not later than July 11, 2013 (the “Initial Performance Share Grant”) using the form of Performance Share award agreement attached hereto as Exhibit B. The target number of shares of Company common stock subject to the Initial Performance Share Grant shall equal $4.5 million divided by the average of the closing stock prices for a share of the Company's common stock on the New York Stock Exchange for the period of 20 consecutive New York Stock Exchange trading days ending with (and including, if such date is a trading day) the date of grant of such award, rounded to the nearest 100 whole shares. The Company will grant additional Performance Shares to the Executive for the 2015 Fiscal Year and the 2016 Fiscal Year in such number of shares as determined by the Committee to be appropriate in its sole discretion. All grants of Performance Shares following the Initial Performance Share Grant shall be made subject to terms and conditions set forth in Exhibit B except to the extent required to comply with applicable law and except as appropriate to reflect the specific vesting schedule (it being intended that future Performance Shares credited based on performance be subject to time-based vesting on a “cliff” basis two years following the end of the applicable performance period), performance requirement, grant date and number of shares subject to the award. “Performance Shares” means restricted share units awarded under the Equity Plan that are subject to time-based and performance-based vesting requirements and are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, with the performance-based vesting condition established by the Committee with respect to the fiscal year (or portion thereof, as the case may be) for which such award is granted.
(c)DISCRETIONARY GRANTS. In addition to the Time-Based RSUs under Section 5(a) and the Performance Shares under Section 5(b) above, at the sole discretion of the Board or the Committee, the Executive shall be eligible to participate throughout the Employment Term in such long-term incentive plans and programs as may be in effect from time to time in accordance with the Company's compensation practices and the terms and provisions of any such plans or programs.

6.EMPLOYEE BENEFITS.
(a)BENEFIT PLANS. The Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, equity, pension, thrift, Section 401(k), profit sharing, medical coverage, education, or other retirement (including without limitation supplemental executive retirement plans) or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with the Executive's positions subject to satisfying the applicable eligibility requirements. The Executive shall at all times during the Employment Term be entitled to participate in the Guess?, Inc. Supplemental Executive Retirement Plan, as amended and restated effective December 18, 2008 and as subsequently amended as noted below (the “SERP”), the NQDC Plan and any deferred compensation plan which may be maintained by the Company from time to time. The Executive hereby consents to the SERP amendment being adopted in connection with this Agreement that limits to $6.25 million the Executive's “Compensation” as defined in and taken into account under the SERP for any year after 2013.
(b)VACATION. The Executive shall be entitled to accrue annual paid vacation in accordance with the Company's policy applicable to senior executives, but in no event less than twenty vacation days per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company. The Executive shall not be permitted to accrue more than a total of twenty five (25) vacation days at any time. Once the Executive reaches the maximum accrual, the Executive shall not accrue any additional vacation days until a portion of the Executive's accrued vacation time is used.
(c)HOME SECURITY AND AUTOMOBILE. During the Employment Term, the Company shall continue to reimburse the Executive for home security expenses (not in excess of $144,000 for any one calendar year) and provide the Executive with an automobile in a manner consistent with its past practice.
(d)PERQUISITES. The Company shall provide to the Executive, at the Company's cost, all perquisites which other senior executives of the Company are generally entitled to receive in accordance with Company policy as set by the Board from time to time.
(e)LIFETIME RETIREE MEDICAL OPTION. The Company shall provide the Executive and his eligible family members with access to Post-Retirement Health Benefits at the applicable group rate for such benefits commencing upon expiration of the Employment Term. If the Executive elects Post-Retirement Health Benefits, he shall pay for the full cost of such benefits on a monthly basis. The term “Post-Retirement Health Benefits” means health benefits (including medical, prescription, dental and vision coverage, if and to the extent applicable) for the remainder of the Executive's life under the plans provided to the Company's executive officers and their eligible family members, as in effect from time to time. In the event that the Post-Retirement Health Benefit set forth under this Section 6(e) cannot be provided by the Company in compliance with applicable law, would result in other participants in the applicable plan being taxed on their benefits, would result in additional coverage costs for the Company, or would be taxable to the Executive, the parties shall cooperate in good faith to structure a mutually satisfactory alternative arrangement.
(f)LIFE INSURANCE BENEFIT. For the Employment Term, the Company will continue to purchase, and will pay the premiums for, life insurance coverage on the Executive's life (on terms the same in all material respects as those currently in effect (i.e., term coverage of $10 million) with the Executive (or his assignee) as the owner of the policy and with the right to designate the beneficiary of the death benefit. The premiums paid on the policy shall be imputed as income to the Executive. Such insurance coverage shall be structured to comply with the requirements of the Sarbanes-Oxley Act and similar legal requirements. The Executive's rights pursuant to this Section 6(f) shall be fully vested and non-forfeitable at all times. The Company shall be obligated in all events to pay all scheduled premium payments unless the Executive dies prior to the end of the last scheduled premium payment. The Executive's rights to the policy and any premium payments by the Company shall not be subject to attachment, garnishment, alienation or other similar action by any person to the maximum extent permitted by law.

(g)BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company's expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of the Executive's duties hereunder.
(h)CHANGE IN CONTROL. In the event there is a Change in Control (as defined in this Section 6(h)) the Company shall establish a “rabbi trust” for the benefit of the Executive and fund it with cash or cash equivalents sufficient to fully pay when due and payable all payments that potentially would be required to be made under Section 8(d) hereof if the Executive were to be terminated without Cause. Notwithstanding the foregoing, in no event shall the Company establish or fund any such rabbi trust in a manner or on terms that would result in the imposition of any tax, penalty or interest under Section 409A(b)(1) of the Code and in no event shall the Company be obligated to, nor shall it, fund any such rabbi trust “in connection with a change in the employer's financial heath” within the meaning of Section 409A(b)(2) of the Code. For purposes of this Agreement, the term “Change in Control” is used as defined in the Equity Plan.
7.TERMINATION. The Executive's employment and the Employment Term shall terminate on the first of the following to occur:
(a)DISABILITY. Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled. For purposes of this Agreement, “Disabled” and “Disability” shall (i) have the meaning defined under the Company's then-current long-term disability insurance plan, policy, program or contract as entitles the Executive to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Code.
(b)DEATH. Automatically on the date of death of the Executive.
(c)CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) the Executive's conviction or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; (ii) a willful act of theft, embezzlement or misappropriation from the Company; or (iii) a determination by the Board that the Executive has willfully and continuously failed to perform substantially the Executive's duties (other than any such failure resulting from the Executive's Disability or incapacity due to bodily injury or physical or mental illness), after (A) a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties and provides the Executive with the opportunity to correct such failure if, and only if, such failure is capable of cure; and (B) the Executive's failure to correct such failure which is capable of cure within 30 days of receipt of the demand for performance. For the avoidance of doubt, the parties expressly agree that only Cause pursuant to Section 7(c)(iii) shall be deemed capable of cure. Notwithstanding the foregoing, “Cause” shall not include any act or omission that the Executive believes in good faith to have been in or not opposed to the interest of the Company (without intent of the Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled). The Company may only terminate the Executive's employment for Cause if (A) a determination that Cause exists is made and approved by three fourths of the independent directors of the Company's Board, (B) for a termination for Cause under Section 7(c)(iii), the Executive is given at least five (5) days' written notice of the Board meeting called to make such determination, and (C) for a termination for Cause under Section 7(c)(iii), the Executive and his legal counsel are given the opportunity to address such meeting. In the event that the Board has so determined in good faith that Cause exists, the Board shall have no obligation to terminate the Executive's employment if the Board determines in its sole discretion that such a decision not to terminate the Executive's employment is in the best interest of the Company.
(d)WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability prior to January 30, 2016.

(e)GOOD REASON. Upon written notice by the Executive to the Company of termination for Good Reason unless the reasons for any proposed termination for Good Reason are remedied in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company. “Good Reason” means the occurrence of any one or more of the following events prior to January 30, 2016 unless the Executive specifically agrees in writing that such event shall not be Good Reason:
(i)    Any material breach of this Agreement by the Company,
including:
(A)    the failure of the Company to pay the compensation and benefits set forth in Sections 3 through 6 of this Agreement;
(B)    any material adverse change in the Executive's status, position or responsibilities as Chief Executive Officer of the Company;
(C)    any failure to nominate or elect the Executive as Chief Executive Officer of the Company or as member of the Board;
(D)    causing or requiring the Executive to report to anyone other than the Board; or
(E)    assignment of duties materially inconsistent with his position and duties described in this Agreement,
(ii)    the failure of the Company to assign this Agreement to a successor to all or substantially all of the business or assets of the Company or failure of such a successor to the Company to explicitly assume and agree to be bound by this Agreement,
(iii)    requiring the Executive to be principally based at any office or location outside of the Los Angeles metropolitan area; or
(iv)    purported termination of the Executive's employment for “Cause” in a bad faith violation of the substantive and procedural requirements of Section 7(c).
In addition, in order to constitute a termination for Good Reason, (1) the termination must occur not later than two years following the initial existence of the circumstance(s) giving rise to Good Reason, and (2) the Executive's notification to the Company of the circumstance(s) giving rise to Good Reason must be given within 90 days following the initial existence of such circumstance(s).
(f)RETIREMENT. Upon thirty (30) days' prior written notice by the Executive to the Company of the Executive's termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
8.CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates. Except to the extent otherwise provided in this Agreement, all benefits and awards under the Company's compensation and benefit programs shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. The following amounts and benefits shall be due to the Executive:
(a)DISABILITY. Upon such termination, the Company shall pay or provide the Executive with the Accrued Amounts (defined in Section 8(f) below). The Executive will also be paid a pro-rata portion of the Executive's Bonus for the performance year in which the Executive's termination occurs, which shall be paid at the time that annual Bonuses are paid to other senior executives, but in any event within seventy-four (74) days after the conclusion of the Fiscal Year to which such Bonus relates (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).
(b)DEATH. In the event the Employment Term ends on account of the Executive's death, the Executive's estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts. The Executive's estate (or beneficiary) will also be paid a pro-rata portion of the Executive's Bonus for the performance year in which the Executive's termination occurs, which shall be paid at the time that annual Bonuses are paid to other senior executives, but in any event within seventy-four (74) days after the conclusion of the Fiscal Year to which such Bonus relates (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).
(c)TERMINATION FOR CAUSE. If the Executive's employment should be terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts.
(d)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive's employment by the Company is terminated by the Company other than for Cause (other than a termination due to Disability or death) or by the Executive for Good Reason, the Company shall pay or provide the Executive with
(i)    the Accrued Amounts;
(ii)    a pro-rata portion of the Executive's Bonus for the performance year in which the Executive's termination occurs, which shall be paid at the time that annual Bonuses are paid to other senior executives, but in any event within seventy-four (74) days after the conclusion of the Fiscal Year to which such Bonus relates (determined by multiplying the amount the Executive would have received based upon actual performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365); and
(iii)    an amount equal to the product of (A) the sum of (1) the Executive's Base Salary and (2) the then Target Bonus multiplied by (B) three (3), payable in a single lump-sum.
Subject to Section 21(a), the payments provided for in this Section 8(d)(iii) (to the extent provided therein) shall be paid to the Executive in the month immediately following the month in which the Executive's termination of employment occurs, provided that the date of the Executive's termination of employment occurs on the same date as the Executive's “separation from service” (within the meaning of Section 409A of the Code) and after giving effect to the presumptions set forth in Treasury Regulations Section 1.409A-1(h)(1)(ii)) from the Company and its subsidiaries, otherwise such amounts shall be paid to the Executive in the month immediately following the month in which the Executive incurs such a “separation from service.” Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to provide any of the monetary payments and/or benefits provided for in this Section 8(d) (other than Accrued Amounts) unless and until the Executive executes an effective general release of all claims in favor of the Company in a form acceptable to the Company (the “Release”) and delivers such executed Release to the Company within twenty-one (21) days following the date of his “separation from service.” For the avoidance of doubt, the Executive's execution of the Release is a condition precedent to any obligation of the Company to provide the monetary payments and/or benefits provided for in this Section 8(d) (other than Accrued Amounts).
(e)RETIREMENT. If the Executive retires under Section 7(f) of this Agreement or if Executive's employment by the Company terminates at the end of the Employment Term, the Company shall pay to the Executive:

(i)    any Accrued Amounts; and
(ii)    a pro-rata portion of the Executive's Bonus for the performance year in which the Executive's termination occurs, which shall be paid at the time that annual Bonuses are paid to other senior executives, but in any event within seventy-four (74) days after the conclusion of the Fiscal Year to which such Bonus relates (determined by multiplying the amount the Executive would have received based upon actual performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).
In addition, the Executive shall be considered to have “retired” for purposes of any plans, programs, agreements or arrangements with the Company or its affiliates, subject to meeting any additional requirements for “Retirement” set forth in the award agreement for any Time-Based RSUs or Performance Shares. For purposes of clarity, if the Executive is employed through the last day of a Fiscal Year, the Executive's Bonus for that Fiscal Year is included under clause (ii) of the definition of Accrued Amounts below and the Executive shall not be entitled to a duplicate payment pursuant to clause (ii) above.
(f)DEFINITION OF ACCRUED AMOUNTS. As used in this Agreement, “Accrued Amounts” shall mean:
(i)    any unpaid Base Salary through the date of the Executive's termination and any accrued vacation in accordance with Company policy, which shall be paid not later than the next regularly scheduled payroll date following the date of termination;
(ii)    any unpaid Bonus earned with respect to any Fiscal Year ending on or preceding the date of the Executive's termination, which shall be paid at the time that annual Bonuses for such Fiscal Year are paid to other senior executives, but in any event within seventy-four (74) days after the conclusion of the Fiscal Year to which such Bonus relates;
(iii)    reimbursement due to the Executive pursuant to the terms of Section 6(g) for any unreimbursed business expenses incurred through the date of termination, which shall be paid as soon as practicable but in all events no later than thirty (30) days following the date of termination or, if later, promptly following the Executive's request for reimbursement of such expenses and upon presentation of appropriate documentation in accordance with the Company's expense reimbursement policy subject to the time limitations of Section 21(c); and
(iv)    all other payments, benefits or perquisites to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, which in each case shall be paid in accordance with the terms and conditions of the applicable arrangement, plan, program, grant or agreement.

9.SECTION 4999 EXCISE TAX. If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of the Executive with the Company or any person affiliated with the Company) (the “Payments”) received or to be received by the Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made. The process for calculating the Excise Tax, and other procedures relating to this Section, are set forth in Exhibit C attached hereto. For purposes of making the determinations and calculations required herein, the Accounting Firm (as defined in Exhibit C) may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, provided that the Accounting Firm shall make such determinations and calculations on the basis of “substantial authority” (within the meaning of Section 6662 of the Code) and shall provide opinions to that effect to both the Company and the Executive.
10.CONFIDENTIALITY. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive's employment and for the benefit of the Company, either during the period of the Executive's employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive's employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.
11.ATTORNEY'S FEES. To the extent permitted by law, all reasonable costs and expenses incurred by the Executive in evaluating and negotiating the terms and conditions of this Agreement (up to the limit established by the Compensation Committee) shall be promptly paid on behalf of, or reimbursed, to the Executive by the Company. If the Executive incurs legal or other fees and expenses in a good faith non-frivolous effort to secure or preserve or establish entitlement to compensation and benefits under this Agreement, the Company shall, to the extent permitted by law and regardless of the outcome of such effort, reimburse the Executive monthly for such fees and expenses.
12.NO ASSIGNMENT.
(a)This Agreement is personal to each of the parties hereto. Except as provided in Section 12(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.
(b)The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

13.NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the address (or to the facsimile number) shown on the records of the Company
If to the Company:
Guess?, Inc.
1444 South Alameda Street
Los Angeles, California 90021
Attention: General Counsel
Facsimile No.: (213) 765-0911
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
14.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision to the extent that the terms of this Agreement are more beneficial to the Executive.
15.SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
16.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
17.DISPUTE RESOLUTION. In the event of any controversy, dispute or claim between the parties under, arising out of or related to this Agreement (including but not limited to, claims relating to breach, termination of this Agreement, or the performance of a party under this Agreement) whether based on contract, tort, statute or other legal theory (collectively referred to hereinafter as “Disputes”), the parties shall follow the dispute resolution procedures set forth below. Any Dispute shall be settled exclusively by arbitration, conducted before a single arbitrator in Los Angeles, California, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The parties agree to (i) appoint an arbitrator who is knowledgeable in employment and human resource matters and, to the extent possible, the industry in which the Company operates, and instruct the arbitrator to follow substantive rules of law; (ii) require the testimony to be transcribed; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party. The arbitrator shall have no power or authority to add to or detract from the written agreement of the parties. If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request the American Arbitration Association name a panel of five (5) arbitrators. The Company shall strike the names of two (2) off this list, the Executive shall also strike two (2) names, and the remaining name shall be the arbitrator. The parties shall stipulate that arbitration shall be completed within ninety (90) days. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall bear the costs of the arbitrator and any related forum fee.
18.INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the fullest extent permitted by applicable law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys' fees), losses, and damages resulting from the Executive's performance of his duties and obligations with the Company. This provision is in addition to any other rights of indemnification the Executive may have.
19.LIABILITY INSURANCE. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.
20.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Agreement. This Agreement replaces and supersedes the Prior Agreement in its entirety as of the Effective Date. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. Notwithstanding the foregoing, the Company's rights pursuant to any confidentiality, proprietary information, assignment of inventions or similar agreement shall survive and continue in effect.
21.SECTION 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary:
(a)If the Executive is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of the Executive's “separation from service” (within the meaning of Section 409A of the Code) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to additional tax, interest or penalties under Section 409A of the Code, then any such payment or benefit shall be delayed until the earlier of (i) the date which is six (6) months after his “separation from service” for any reason other than death, or (ii) the date of the Executive's death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any payment or benefit otherwise payable or to be provided to the Executive upon or in the six (6) month period following the Executive's “separation from service” that is not so paid or provided by reason of this Section 21(a) shall be accumulated and paid or provided to the Executive in a single lump sum, not later than the fifth day after the date that is six (6) months after the Executive's “separation from service” (or, if earlier, the fifteenth day after the date of the Executive's death) together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment or benefit should otherwise have been provided.
(b)It is intended that any amounts payable under this Agreement and the Company's and the Executive's exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

(c)Any reimbursement payment due to the Executive under Section 6(c), Section 6(g), and Section 11 (only to the extent that legal fees incurred under Section 11 are not reimbursed in connection with a bona fide legal claim exempt under Section 409A of the Code pursuant to Treasury Regulations Section 1.409A-1(b)(11)) shall be paid to the Executive on or before the last day of the Executive's taxable year following the taxable year in which the related expense was incurred. Any reimbursement payment due to the Executive pursuant to such provisions and the provision of any taxable benefits to the Executive under Sections 6(d), 6(f), 6(g) and Section 11 are not subject to liquidation or exchange for another benefit and the amount of such expenses eligible for reimbursement or such benefits that the Executive receives in one taxable year shall not affect the expenses eligible for reimbursement or the amount of such benefits that the Executive receives in any other taxable year.
(d)Each item of remuneration referred to in this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.
22.FULL SETTLEMENT. Except as set forth in this Agreement, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.
23.REPRESENTATIONS. Except as otherwise disclosed to the Company in writing, the Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive's part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive's obligations hereunder.
24.WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
25.NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any restricted stock unit, performance share or other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the date of termination shall be payable in accordance with such plan or program.
26.SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive that by their express terms or clear intent survive termination of the Executive's employment with the Company, including, without limitation, the provisions of Sections 8, 9, 10, 11, 12, 17, 18, 19, 21, 22 and 24 of this Agreement, will survive termination of the Executive's employment with the Company, and will remain in full force and effect according to their terms.
27.AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GUESS?, INC.

By: /s/ NIGEL KERSHAW
Name: Nigel Kershaw
Its: Interim Chief Financial Officer

PAUL MARCIANO

/s/ PAUL MARCIANO

EXHIBIT A
FORM OF TIME-BASED RSU AWARD AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of «GRANT_DATE» (the “Date of Grant”), is entered into by and between GUESS?, INC., a Delaware corporation (the “Company”), and Paul Marciano (the “Grantee”).

RECITALS

WHEREAS, the Company maintains the Guess?, Inc. 2004 Equity Incentive Plan (as Amended and Restated as of April 15, 2011) (the “Plan”).

WHEREAS, the Compensation Committee of the Company's Board of Directors (the “Committee”) has determined to grant a restricted stock unit award (this “Award”) to the Grantee under the Plan in order to increase Grantee's participation in the success of the Company;

NOW, THEREFORE, the parties hereto agree as follows:

1.
Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan, except where a capitalized term is defined in the Executive Employment Agreement between the Company and the Grantee, effective February 3, 2013 (the “Employment Agreement”), and this Agreement indicates the definition used in the Employment Agreement shall apply for purposes of this Agreement as well. This Award and all rights of the Grantee under this Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. Except as specifically provided in this Agreement, in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern.

2.
Grant of Restricted Stock Units. The Company hereby grants to the Grantee as of the Date of Grant (set forth above) a right to receive 100,000 shares of the Company's common stock subject to the terms, conditions, and restrictions set forth herein (the “Restricted Stock Units”). As used herein, the term “Restricted Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company's common stock, par value $0.01 per share (the “Common Stock”) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Grantee if such Restricted Stock Units vest pursuant to this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. The Grantee shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided in Section 4 with respect to Dividend Equivalent Rights) and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units (“Award Shares”) until such shares of Common Stock are actually issued to and held of record by the Grantee.

3.	Vesting.

A.
Subject to the performance condition set forth in Section 3(B) below and except as otherwise expressly provided in Sections 7 and 8 herein, this Award shall vest as to (i) 33,333 Restricted Stock Units on January 30, 2014 (the “First Tranche”), (ii) 33,333 Restricted Stock Units on January 30, 2015 (the “Second Tranche”); and (iii) 33,334 Restricted Stock Units on January 30, 2016 (the “Third Tranche”); provided that Grantee has been continuously employed with the Company from the Date of Grant through each applicable vesting date. Except as specifically provided herein, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting.

B.
No portion of this Award shall vest notwithstanding satisfaction of the continued employment requirement for vesting described in Section 3(A) above unless the Committee certifies, following the end of the Company's 2014 fiscal year, that the Company achieved Licensing Segment Earnings from Operations (as defined below) for the last three quarters of the Company's 2014 fiscal year (the “Performance Period”) equal to or above the level established by the Committee with respect to the Award in connection with the grant of the Award; provided, however, that if either a Change in Control (as defined in the Employment Agreement) or the death or Disability (as defined in the Employment Agreement) of the Grantee occurs before the last day of the Performance Period, the performance requirement of this Section 3(B) shall be deemed met as of the date of such event. If such performance requirement is not met (and no such Change in Control, death or Disability (as defined in the Employment Agreement) occurs before the last day of the Performance Period), this Award and the Restricted Stock Units subject hereto shall terminate and be cancelled as of the last day of the Performance Period.

C.
For purposes of this Award, “Licensing Segment Earnings from Operations” means: the Company's earnings from operations derived from the Company's Licensing Segment for the Performance Period as calculated in accordance with generally accepted accounting principles (“GAAP”), but adjusted to exclude the financial statement impact of any new changes in accounting standards announced during the Performance Period that are required to be applied during the Performance Period in accordance with GAAP.

4.
Dividend Equivalents. If a cash dividend is paid with respect to the Common Stock while any Restricted Stock Units subject to the Award are outstanding, the Grantee shall be credited with an amount in cash equal to the dividends the Grantee would have received if he had been the owner of the shares of Common Stock subject to such outstanding Restricted Stock Units; provided, however, that no amount shall be credited with respect to shares that have been delivered to the Grantee as of the applicable dividend record date. Any amounts credited under this Section 4 (“Dividend Equivalents”) shall be subject to the same terms and conditions as the Restricted Stock Units to which they relate and shall vest and be paid (or, if applicable, be forfeited) at the same time as the Restricted Stock Units to which they relate.

5.
Delivery of Shares. Except as otherwise provided in Section 8 below with respect to a Change in Control, the Company shall deliver or cause to be delivered to the Grantee the number of Award Shares subject to the First Tranche that vest pursuant to the terms hereof within ten days following certification by the Committee of the satisfaction of the performance criteria set forth in Section 3(B) (and in no event later than 74 days following the end of the Performance Period), the number of Award Shares subject to the Second Tranche that vest pursuant to the terms hereof on (or within three business days following) January 30, 2015 and the number of Award Shares subject to the Third Tranche that vest pursuant to the terms hereof on (or within three business days following) January 30, 2016. Any Dividend Equivalents described in Section 4 above related to such Award Shares shall be paid in cash at the same time as the delivery of the Award Shares under this Section 5. Notwithstanding the foregoing: (a) in the event of the Grantee's death or Disability (as such term is defined for purposes of Section 409A of the Code), then such shares shall be settled as soon as administratively practicable after (and in all events within 90 days after) such event; and (b) in the event of the Grantee's “separation from service” (as such term is defined for purposes of Code Section 409A) upon or within two years following a Section 409A Change in Control (as such term is defined in Section 8(A)), then such shares shall be settled as soon as administratively possible after (and in all events within ten days after) such event (subject to Section 10(C)).

6.
Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Company's Common Stock contemplated by Section 16(b) of the Plan, the Committee will make adjustments, if appropriate, in the number of Restricted Stock Units and the number and kind of securities subject to the Award.

7.
Effect of Certain Cessations of Employment. The continued employment vesting requirement set forth under Section 3(A) of this Award shall be deemed to be satisfied, and any then-outstanding Restricted Stock Units shall be deemed vested, in the event that (a) the Grantee's employment is terminated by the Company without “Cause” (as defined in the Employment Agreement), (b) the Grantee's employment is terminated by the Grantee for “Good Reason” (as defined in the Employment Agreement) or (c) in the event of the Grantee's Disability (as defined in the Employment Agreement) or death while employed by the Company. For purposes of clarity, any Restricted Stock Units that vest pursuant to the preceding sentence shall still be paid at the applicable time set forth in Section 5. If the Grantee's employment terminates for any other reason, or the Grantee fails to satisfy the Release requirement referred to above in connection with a termination of employment referred to above to which such Release requirement applies, this Award and the Restricted Stock Units subject hereto, to the extent outstanding and unvested as of the date of such termination of employment, shall terminate and be cancelled as of the date of such termination of employment. Sections 14(a) and 14(b) of the Plan shall not apply to the Award.

8.
Change in Control. Notwithstanding anything to the contrary in Section 3, Section 5 or Section 7 of this Agreement or any provision of the Plan, the following provisions shall apply upon a Change in Control (as defined in the Employment Agreement):

A.
If a Change in Control occurs and the then-outstanding and unvested portion of this Award is not continued following such event or assumed or converted into restricted stock units of any successor entity to the Company or a parent thereof (the “Successor Entity”), the continued employment vesting requirement set forth under Section 3(A) of this Award shall be deemed to be satisfied, the outstanding Restricted Stock Units subject to such portion shall be deemed vested, and such Restricted Stock Units shall be settled at the time(s) otherwise provided in Section 5; provided that if such Change in Control constitutes a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code (a “Section 409A Change in Control”), outstanding and vested Restricted Stock Units (including any that vest pursuant to the foregoing provisions of this sentence) and related Dividend Equivalents shall be settled upon or as soon as practicable after the date of such Change in Control to the extent such acceleration of payment can be made in accordance with Treas. Reg. §1.409A-3(j)(4)(ix) (or other exemption from the general prohibitions on accelerations of payments under Section 409A of the Code) and not result in any tax, penalty or interest under Section 409A of the Code. In connection with any such Change in Control where payment of outstanding Restricted Stock Units subject to the Award will not be made in connection with the Change in Control, the Committee may make provision for such Restricted Stock Units to become payable in cash based on the Fair Market Value of a share of Common Stock at the time of such Change in Control (with interest for the period from the date of such Change in Control to the applicable payment date at such rate as determined by the Committee based on the interest earned by interest bearing, FDIC insured deposits) as opposed to being payable in securities.

B.
If the then-outstanding and unvested portion of this Award is continued following such event or is assumed or converted into restricted stock units of any Successor Entity, the continued employment requirement set forth in Section 3(A) above (and the accelerated vesting provisions set forth in Section 7 above) shall continue to apply following such Change in Control, and any portion of the Award that vests pursuant to such provisions shall be settled as provided in Section 5 of this Agreement.

Section 17 of the Plan shall not apply with respect to the Award.

9.
Restrictions on Transfer. The Grantee may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Grantee's right hereunder to receive Award Shares, except as otherwise provided in the Committee's sole discretion consistent with the Plan and applicable securities laws.

10.	Taxes.

A.
The settlement of this Award is conditioned on the Grantee making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law.

B.
It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Grantee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Grantee.

C.
If the Grantee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Grantee's “separation from service” (as such term is defined for purposes of Code Section 409A), the Grantee shall not be entitled to any payment or benefit pursuant to this Award until the earlier of (i) the date which is six (6) months after the Grantee's separation from service for any reason other than death, or (ii) the date of the Grantee's death. The provisions of this Section 10(C) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Grantee upon or in the six (6) month period following the Grantee's separation from service that are not so paid by reason of this Section 10(C) shall be paid (without interest, except as otherwise provided for in Section 8(A)) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee's separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Grantee's death). For avoidance of doubt, Dividend Equivalents under Section 4 shall continue to be credited during the period of such six-month delay until the vested Restricted Stock Units are actually settled.

D.
It is intended that this Award qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and the provisions of this Agreement shall be construed and interpreted consistent with that intent.

11.
Compliance. The Grantee hereby agrees to cooperate with the Company, regardless of Grantee's employment status with the Company, to the extent necessary for the Company to comply with applicable state and federal laws and regulations relating to the Restricted Stock Units.

12.
Notices. Any notice required or permitted under this Agreement shall be deemed given when personally delivered, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee either at the address on record with the Company or such other address as may be designated by Grantee in writing to the Company; or to the Company, Attention: Stock Plan Administration, 1444 South Alameda Street, Los Angeles, California 90021, or such other address as the Company may designate in writing to the Grantee.

13.
Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14.
Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to Delaware or other laws that might cause other law to govern under applicable principles of conflicts of law.  For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Los Angeles County, or the federal courts for the United States for the Central District of California, and no other courts, where this Agreement is made and/or to be performed.

15.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future restricted stock or restricted stock units that may be awarded under the Plan by electronic means or request Grantee's consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.	Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by both parties.

18.
Agreement Not a Contract of Employment. Neither the grant of the Restricted Stock Units, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or any subsidiary of the Company.

19.
Committee's Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.

20.	Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.

21.
Clawback Policy. This Award is subject to the terms of the Company's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired in respect of the Award).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.

GUESS?, INC.,
a Delaware corporation

By:___________________________________________

Print Name:

Its:

GRANTEE

______________________________________________
Signature
______________________________________________
Print Name
______________________________________________
Employee ID

EXHIBIT B
FORM OF PERFORMANCE SHARE AWARD AGREEMENT

This PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), dated as of «GRANT_DATE» (the “Date of Grant”), is entered into by and between GUESS?, INC., a Delaware corporation (the “Company”), and Paul Marciano (the “Grantee”).

RECITALS

WHEREAS, the Company maintains the Guess?, Inc. 2004 Equity Incentive Plan (as Amended and Restated as of April 15, 2011) (the “Plan”).

WHEREAS, the Compensation Committee of the Company's Board of Directors (the “Committee”) has determined to grant performance-based restricted stock units (this “Award”) to the Grantee under the Plan in order to increase Grantee's participation in the success of the Company;

NOW, THEREFORE, the parties hereto agree as follows:

1.
Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan, except where a capitalized term is defined in the Executive Employment Agreement between the Company and the Grantee, effective February 3, 2013 (the “Employment Agreement”), and this Agreement indicates the definition used in the Employment Agreement shall apply for purposes of this Agreement as well. This Award and all rights of the Grantee under this Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. Except as specifically provided in this Agreement, in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern.

2.
Grant of Restricted Stock Units. The Company hereby grants to the Grantee as of the Date of Grant (set forth above) a right to receive a “target” of [ ] shares of the Company's common stock subject to the terms, conditions, and restrictions set forth herein (the “Restricted Stock Units,” and such number of Restricted Stock Units, the “Target Number of Restricted Stock Units”). As used herein, the term “Restricted Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company's common stock, par value $0.01 per share (the “Common Stock”), solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Grantee if such Restricted Stock Units vest pursuant to this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. The Grantee shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided in Section 4 with respect to Dividend Equivalent rights) and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units (“Award Shares”) until such shares of Common Stock are actually issued to and held of record by the Grantee.

3.	Vesting.

A.
The Grantee shall be credited with a number of Restricted Stock Units equal to the Target Number of Restricted Stock Units multiplied by a “Vesting Percentage” determined based on the Company's Earnings from Operations (as defined below) for the last three quarters of the Company's 2014 fiscal year (the “Performance Period”) in accordance with the following table:

Earnings from Operations for Performance Period	Vesting Percentage
Below Threshold	—%
Threshold	50%
Target	100%
Stretch or Above	150%
If the Company's actual level of Earnings from Operations for the Performance Period is between the “Threshold” and “Target” performance levels or between the “Target” and “Stretch” performance levels, the Vesting Percentage will be determined by linear interpolation between the Vesting Percentages for those two levels. In no event will the Vesting Percentage be greater than one hundred fifty percent (150%). The number of Restricted Stock Units credited to the Grantee pursuant to this Section 3(A), as certified by the Committee based on the satisfaction of the performance criteria above, is referred to herein as the “Credited Restricted Stock Units.” Notwithstanding the foregoing provisions, if either a Change in Control (as defined in the Employment Agreement) or the death or Disability (as such term is defined in the Employment Agreement) of the Grantee occurs before the last day of the Performance Period and while the Grantee is employed by the Company, the number of Credited Restricted Stock Units for purposes of the Award shall be equal to the Target Number of Restricted Stock Units. Restricted Stock Units that are not Credited Restricted Stock Units, after giving effect to the foregoing provisions, as of the last day of the Performance Period (or, if earlier, the date of such a Change in Control or death or Disability (as such term is defined for purposes of the Employment Agreement) of the Grantee) shall immediately terminate and be cancelled.

B.
The “Threshold,” “Target” and “Stretch” levels of Earnings from Operations to be used to determine the Vesting Percentage under Section 3(A) will be established by the Committee in connection with the grant of the Award.

C.
For purposes of this Award, “Earnings from Operations” means: the Company's earnings from operations for the Performance Period as calculated in accordance with generally accepted accounting principles (“GAAP”), but adjusted (without duplication) to exclude the financial statement impact of the following items:

i.	any charges or accruals incurred for the Performance Period for litigation matters, but only where such charges or accruals for any particular matter exceed $500,000 for the Performance Period;

ii.	restructuring charges incurred for the Performance Period related to employee severance related costs, store closure related costs and other real estate closure related costs;

iii.	any new changes in accounting standards announced during the Performance Period that are required to be applied during the Performance Period in accordance with GAAP, and

iv.	acquisitions and costs associated with such acquisitions and the costs incurred in connection with potential acquisitions that are required to be expensed under GAAP.
The Committee's determination of whether an adjustment is required (and the extent of any such adjustment) shall be final and binding.

D.
Except as otherwise expressly provided in Sections 7 and 8 herein, the Credited Restricted Stock Units shall vest on the second (2nd) anniversary of the last day of the Performance Period (the “Vesting Date”); provided that the Grantee has been continuously employed with the Company from the Date of Grant through the Vesting Date. Except as specifically provided herein, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting.

4.
Dividend Equivalents. If a cash dividend is paid with respect to the Common Stock after the end of the Performance Period (or, if earlier, following the occurrence of a Change in Control), and while any Restricted Stock Units subject to the Award are outstanding, the Grantee shall be credited with an amount in cash equal to the dividends the Grantee would have received if he had been the owner of the shares of Common Stock subject to such outstanding Credited Restricted Stock Units; provided, however, that no amount shall be credited with respect to shares that have been delivered to the Grantee as of the applicable dividend record date. Any amounts credited under this Section 4 (“Dividend Equivalents”) shall be subject to the same terms and conditions as the Credited Restricted Stock Units to which they relate and shall vest and be paid (or, if applicable, be forfeited) at the same time as the Credited Restricted Stock Units to which they relate.

5.
Delivery of Shares. Except as otherwise provided in Section 8 below with respect to a Change in Control, the Company shall deliver or cause to be delivered to the Grantee the number of Award Shares subject to any Restricted Stock Units that vest pursuant to the terms hereof on (or within three business days following) the Vesting Date. Any Dividend Equivalents described in Section 4 above related to such Award Shares shall be paid in cash at the same time as the delivery of the Award Shares under this Section 5. Notwithstanding the foregoing: (a) in the event of the Grantee's death or Disability (as such term is defined for purposes of Section 409A of the Code), then such shares shall be settled as soon as administratively practicable after (and in all events within 90 days after) such event; and (b) in the event of the Grantee's “separation from service” (as such term is defined for purposes of Code Section 409A) upon or within two years following a Section 409A Change in Control (as such term is defined in Section 8(A)), then such shares shall be settled as soon as administratively possible after (and in all events within ten days after) such event (subject to Section 10(C)).

6.
Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Company's Common Stock contemplated by Section 16(b) of the Plan, the Committee will make adjustments, if appropriate, in the number of Restricted Stock Units and the number and kind of securities subject to the Award.

7.	Effect of Certain Cessations of Employment.

A.
If, at any time prior to the Vesting Date, the Grantee's employment is terminated by the Company without “Cause” (as defined in the Employment Agreement) or by the Grantee for “Good Reason” (as defined in the Employment Agreement) and a Change in Control has not previously occurred, the Award will vest as of the date of such termination of the Grantee's employment (or, if later, the last day of the Performance Period) with respect to a number of Restricted Stock Units equal to (i) the Credited Restricted Stock Units as determined under Section 3, multiplied by (ii) a fraction, the numerator of which is the number of days of the Grantee's employment between the first day of the Performance Period and the date of such termination of the Grantee's employment, and the denominator of which is the total number of days between the first day of the Performance Period and the Vesting Date.

B.
If, at any time prior to the Vesting Date, the Grantee's death or Disability (as such term is defined in the Employment Agreement) occurs while the Grantee is employed by the Company, the Award will vest as of the date of such event with respect to the number of Credited Restricted Stock Units as determined under Section 3.

C.
If the Grantee's employment terminates for any other reason, this Award and the Restricted Stock Units subject hereto, to the extent outstanding and unvested as of the date of such termination of employment, shall terminate and be cancelled as of the date of such termination of employment. Sections 14(a) and 14(b) of the Plan shall not apply to the Award.

D.
For purposes of clarity, any Restricted Stock Units that vest pursuant to this Section 7 (and any Dividend Equivalents related thereto) shall still be paid at the applicable time set forth in Section 5.

8.
Change in Control. Notwithstanding anything to the contrary in Section 3, Section 5 or Section 7 of this Agreement or any provision of the Plan, the following provisions shall apply upon a Change in Control (as defined in the Employment Agreement):

A.
If a Change in Control occurs and this Award (to the extent outstanding) is not continued following such event or assumed or converted into restricted stock units of any successor entity to the Company or a parent thereof (the “Successor Entity”), the Award will vest as of the date of such Change in Control with respect to the number of Credited Restricted Stock Units as determined under Section 3 (or, if the Change in Control occurs before the end of the Performance Period, the Target Number of Restricted Stock Units), and such Restricted Stock Units (and any related Dividend Equivalents) shall be paid at the time(s) otherwise provided in Section 5; provided that if such Change in Control constitutes a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code (a “Section 409A Change in Control”), the outstanding vested Restricted Stock Units subject to the Award and any related Dividend Equivalents shall be paid upon or as soon as practicable after the date of such Change in Control to the extent such acceleration of payment can be made in accordance with Treas. Reg. §1.409A-3(j)(4)(ix) (or other exemption from the general prohibitions on accelerations of payments under Section 409A of the Code) and not result in any tax, penalty or interest under Section 409A of the Code. In connection with any such Change in Control where payment of such Restricted Stock Units subject to the Award will not be made in connection with the Change in Control, the Committee may make provision for such Restricted Stock Units to become payable in cash based on the Fair Market Value of a share of Common Stock at the time of such Change in Control (with interest for the period from the date of such Change in Control to the applicable payment date at such rate as determined by the Committee based on the interest earned by interest bearing, FDIC insured deposits) as opposed to being payable in securities. The foregoing provisions do not supersede Section 7(C) to the extent the Grantee's employment by the Company terminates and such provision is triggered prior to a Change in Control.

B.
If the Award (to the extent then outstanding) is continued following a Change in Control or is assumed or converted into restricted stock units of any Successor Entity, the continued employment requirement set forth in Section 3(D) above (and the accelerated vesting provisions set forth in Section 7(A) and 7(B) above) shall continue to apply following such Change in Control; provided, however, that if a termination of the Grantee's employment described in Section 7(A) above occurs after a Change in Control and prior to the Vesting Date, the Award will vest as of the date of such termination of the Grantee's employment with respect to the number of Credited Restricted Stock Units as determined under Section 3 (or, if such termination occurs before the last day of the Performance Period, the Target Number of Restricted Stock Units). Any Restricted Stock Units (and any related Dividend Equivalents) that vest pursuant to this Section 8(B) shall be paid at the time(s) otherwise provided in Section 5.

Section 17 of the Plan shall not apply with respect to the Award.

9.
Restrictions on Transfer. The Grantee may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Grantee's right hereunder to receive Award Shares, except as otherwise provided in the Committee's sole discretion consistent with the Plan and applicable securities laws.

10.	Taxes.

A.
The settlement of this Award is conditioned on the Grantee making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law.

B.
It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Grantee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Grantee.

C.
If the Grantee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Grantee's “separation from service” (as such term is defined for purposes of Code Section 409A), the Grantee shall not be entitled to any payment or benefit pursuant to this Award until the earlier of (i) the date which is six (6) months after the Grantee's separation from service for any reason other than death, or (ii) the date of the Grantee's death. The provisions of this Section 10(C) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Grantee upon or in the six (6) month period following the Grantee's separation from service that are not so paid by reason of this Section 10(C) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee's separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Grantee's death).

D.
It is intended that this Award qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and the provisions of this Agreement shall be construed and interpreted consistent with that intent.

11.
Compliance. The Grantee hereby agrees to cooperate with the Company, regardless of Grantee's employment status with the Company, to the extent necessary for the Company to comply with applicable state and federal laws and regulations relating to the Restricted Stock Units.

12.
Notices. Any notice required or permitted under this Agreement shall be deemed given when personally delivered, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee either at the address on record with the Company or such other address as may be designated by Grantee in writing to the Company; or to the Company, Attention: Stock Plan Administration, 1444 South Alameda Street, Los Angeles, California 90021, or such other address as the Company may designate in writing to the Grantee.

13.
Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14.
Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to Delaware or other laws that might cause other law to govern under applicable principles of conflicts of law.  For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Los Angeles County, or the federal courts for the United States for the Central District of California, and no other courts, where this Agreement is made and/or to be performed.

15.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future restricted stock or restricted stock units that may be awarded under the Plan by electronic means or request Grantee's consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.	Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by both parties.

18.
Agreement Not a Contract of Employment. Neither the grant of the Restricted Stock Units, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or any subsidiary of the Company.

19.
Committee's Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.

20.	Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.

21.
Clawback Policy. This Award is subject to the terms of the Company's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired in respect of the Award).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.

GUESS?, INC.,
a Delaware corporation

By:___________________________________________

Print Name:

Its:

GRANTEE

______________________________________________
Signature
______________________________________________
Print Name
______________________________________________
Employee ID

EXHIBIT C
EXCISE TAX RULES AND PROCEDURES

1.    All determinations required to be made under Section 9 of this Agreement and this Exhibit C shall be made by an accounting firm (the “Accounting Firm”) selected in accordance with Paragraph 2 below. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the event that results in the potential for an excise tax liability for the Executive, which could include but is not limited to a Change in Control and the subsequent vesting of any cash payments or awards, or the Executive's termination of employment, or such earlier time as is required by the Company.
2.    The Accounting Firm shall be a public accounting firm proposed by the Company and agreed upon by the Executive. If the Executive and the Company cannot agree on the firm to serve as the Accounting Firm within ten (10) days after the date on which the Company proposed to the Executive a public accounting firm to serve as the Accounting Firm, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Accounting Firm within ten (10) days after being requested by the Company and the Executive to make such selection. The Company shall pay the Accounting Firm's fee.
3.    If the Accounting Firm determines that one or more reductions are required under Section 9 of this Agreement, the Accounting Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash payments) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive. The Accounting Firm shall make reductions required under Section 9 of this Agreement in a manner that maximizes the net after-tax amount payable to the Executive.
4.    As a result of the uncertainty in the application of Section 280G at the time that the Accounting Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest, the amount of the Overpayment; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.
5.    The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Exhibit C.

* * *

C- 1